Exhibit 99.1

COST PLUS, INC. REPORTS THIRD QUARTER RESULTS AND PROVIDES FOURTH QUARTER FINANCIAL GUIDANCE

Oakland, CA – November 16, 2006 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its third quarter ended October 28, 2006 and provided financial guidance for its fiscal fourth quarter.

Net loss for the third quarter of fiscal 2006 was $11.7 million versus a net loss of $2.7 million last year. Net loss per diluted share was $0.53 for the third quarter compared to the prior year's third quarter net loss of $0.12 per diluted share. During the third quarter, total revenue increased 7.3% to $215.4 million from $200.7 million last year. Same store sales for the quarter decreased 1.3% compared to a 4.7% decrease last year. Year-to-date, total revenue was $643.6 million, a 6.7% increase from $603.5 million for the same period last year, with same store sales decreasing 2.9% compared to a decrease of 2.8% last year.

Barry Feld, President and CEO, commented: “We are pleased that our turnaround initiatives have resulted in both improved customer traffic and same store sales this year. A key driver to these improving trends has been our consumables business. Our focus for the near term will be to continue to strengthen the home décor and furnishings side of our business and implement initiatives to improve profitability.”

The Company opened 11 new stores in the quarter. As of November 16, 2006, the Company operated 286 stores in 34 states, compared to 262 stores in 32 states at the same time last year.

Earnings guidance for the fourth quarter of fiscal 2006 is in the range of $0.84 per diluted share to $1.03 per diluted share. The following are the major assumptions contained in the guidance:

•	Opening 4 new stores versus opening 9 in the fourth quarter last year.

•	Same-store sales between negative 4% and flat compared to a negative 2.1% in the fourth quarter last year.

•	Total sales between $393 million and $408 million.

•	Gross profit rate between 32.6% and 33.2% compared to 34.0% last year.

•	SG&A rate between 24.2% and 23.4%, versus 23.6% last year.

•	Pre-tax income between $30 million and $37 million versus $34.6 million in the fourth quarter last year.

•	Net income between $18 million and $23 million versus $21.5 million in the fourth quarter last year.

•	Weighted average diluted shares outstanding of 22.1 million versus 22.1 million last year.

The Company's third quarter earnings conference call will be today, November 16, 2006, at 1:30 p.m. PT. It will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The phone number for the call is (800) 683-5439, Access Code: 21585330. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (888) 286-8010, Access Code: 28371952, from 3:30 p.m. PT Thursday to 3:30 p.m. PT on Friday, November 17, 2006. Investors may also access the live call or the replay over the internet at www.worldmarket.com . The replay will be available approximately one hour after the live call concludes.

The above statements relating to anticipated fourth quarter results are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: changes in economic conditions that affect consumer spending; changes in the competitive environment; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company's risk factors. The Company does not undertake any obligation to update its forward-looking statements.

COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts, unaudited)

	Third Quarter
	October 28, 2006		October 29, 2005
Net sales	$215,405	100.0%	$200,679	100.0%
Cost of sales and occupancy	149,233	69.3	133,947	66.7
Gross profit	66,172	30.7	66,732	33.3
Selling, general and administrative expenses	79,962	37.1	66,700	33.2
Store preopening expenses	2,618	1.2	2,698	1.3
Loss from operations	(16,408)	(7.6)	(2,666)	(1.2)
Net interest expense	2,445	1.1	1,694	0.9
Loss before income taxes	(18,853)	(8.8)	(4,360)	(2.1)
Income tax benefit	(7,123)	(3.3)	(1,700)	(0.8)
Net loss	$(11,730)	(5.4)%	$(2,660)	(1.3)%
Net loss per share—diluted	$(0.53)		$(0.12)
Weighted average shares outstanding—diluted	22,065		22,029
New stores opened	11		11

	For the Nine Month Period Ended
	October 28, 2006		October 29, 2005
Net sales	$643,644	100.0%	$603,468	100.0%
Cost of sales and occupancy	455,616	70.8	400,796	66.4
Gross profit	188,028	29.2	202,672	33.6
Selling, general and administrative expenses	223,223	34.7	195,009	32.3
Store preopening expenses	4,881	0.8	6,055	1.0
Income (loss) from operations	(40,076)	(6.2)	1,608	0.3
Net interest expense	5,024	0.8	3,801	0.6
Loss before income taxes	(45,100)	(7.0)	(2,193)	(0.3)
Income tax benefit	(17,326)	(2.7)	(913)	(0.1)
Net loss	$(27,774)	(4.3)%	$(1,280)	(0.2)%
Net loss per share—diluted	$(1.26)		$(0.06)
Weighted average shares outstanding—diluted	22,064		21,987
New stores opened	20		26

COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	October 28, 2006	October 29, 2005
ASSETS
Current assets:
Cash and cash equivalents	$3,400	$3,775
Merchandise inventories	341,925	319,877
Other current assets	36,779	21,841
Total current assets	382,104	345,493
Property and equipment, net	218,321	196,970
Goodwill	4,178	4,178
Other assets	16,096	15,169
Total assets	$620,699	$561,810

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$66,278	$69,057
Accrued compensation	9,940	9,473
Short-term borrowings	93,671	59,284
Other current liabilities	29,277	27,726
Total current liabilities	199,166	165,540
Capital lease obligations	11,082	12,676
Long-term debt	77,917	51,698
Other long-term obligations	41,515	37,513

Shareholders' equity:
Common stock	221	220
Additional paid-in capital	166,361	163,444
Retained earnings	124,666	130,928
Accumulated other comprehensive loss	(229)	(209)
Total shareholders' equity	291,019	294,383
Total liabilities and shareholders' equity	$620,699	$561,810

Contact:

Tom Willardson

(510) 808-9119

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